Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Debbie Mitchell	Investors:	Sally Curley
	(614) 757-6225		(614) 757-7115
	debbie.mitchell@cardinalhealth.com		sally.curley@cardinalhealth.com
CARDINAL HEALTH REPORTS STRONG FIRST-QUARTER RESULTS FOR FISCAL 2016

•	17 percent increase in revenue to $28.1 billion

•	30 percent increase in non-GAAP[1] operating earnings to $737 million, driven by performance in the Pharmaceutical segment

•	38 percent increase in non-GAAP diluted earnings per share to $1.38

•	Fiscal 2016 non-GAAP diluted earnings per share guidance increased to $5.15 to $5.35, representing an 18 to 22 percent growth rate compared to fiscal 2015
DUBLIN, Ohio, Nov. 2, 2015 - Cardinal Health today reported fiscal year 2016 first-quarter results, with revenue of $28.1 billion, an increase of 17 percent, and non-GAAP diluted earnings per share attributable to Cardinal Health (EPS) of $1.38, an increase of 38 percent. Non-GAAP operating earnings increased 30 percent to $737 million. On a GAAP basis, operating earnings increased 33 percent to $620 million, and diluted EPS increased 47 percent to $1.15.
“We are off to a very strong start to our fiscal 2016,” said George Barrett, chairman and chief executive officer of Cardinal Health. “We reported outstanding progress on both the top and bottom lines, reflecting strong execution and alignment with the needs of our customers in an evolving market. Our Pharmaceutical segment continued its momentum into the first quarter, and the Medical segment strengthened its position in strategically critical areas. Subsequent to the quarter end, we closed the Cordis acquisition. Our team did an outstanding job meeting our expected timeline for closing, positioning us to strengthen our offerings in the interventional cardiovascular space and reinforce our physician preference product strategy."
Barrett noted that, “With this strong first quarter behind us and greater line of sight to certain drivers for the year, we are raising our fiscal 2016 non-GAAP diluted EPS guidance range to $5.15 to $5.35 from a prior range of $4.85 to $5.05. This new range represents an 18 to 22 percent growth rate compared to fiscal 2015.”
Q1 FY16 Summary

	Q1 FY16		Q1 FY15		Y/Y
Revenue	$28.1	billion	$24.1	billion	17%
Operating earnings	$620	million	$466	million	33%
Non-GAAP operating earnings	$737	million	$566	million	30%
Net earnings attributable to Cardinal Health, Inc.	$383	million	$266	million	44%
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$458	million	$340	million	35%
Diluted EPS attributable to Cardinal Health, Inc.	$1.15		$0.78		47%
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.38		$1.00		38%
SEGMENT RESULTS
Pharmaceutical Segment
First-quarter revenue for the Pharmaceutical segment increased 19 percent to $25.1 billion due to growth from existing and new customers and, to a lesser extent, contributions from acquisitions. Segment profit for the quarter increased 46 percent to $657 million due to strong performance under the company's generics program, net growth from existing and new customers, and contribution from acquisitions.

	Q1 FY16		Q1 FY15		Y/Y
Revenue	$25.1	billion	$21.2	billion	19%
Segment profit	$657	million	$451	million	46%

Cardinal Health

Medical Segment
First-quarter revenue for the Medical segment increased 2 percent to $2.9 billion due to growth in Cardinal Health-branded products and the Cardinal Health at Home platform. Although segment profit for the quarter decreased, the performance was better than expected. The 11 percent decline to $101 million was primarily due to the company's Canada business, including some unfavorable impact of foreign currency. Included in the prior year results for Canada is a previously disclosed, one-time benefit resulting from winding down the CareFusion contract.

	Q1 FY16		Q1 FY15		Y/Y
Revenue	$2.9	billion	$2.9	billion	2%
Segment profit	$101	million	$113	million	(11)%
ADDITIONAL FIRST-QUARTER AND RECENT HIGHLIGHTS

•	Completed acquisition of Cordis, a worldwide leader in cardiology and endovascular devices, on Oct. 2

•	Acquired The Harvard Drug Group, a distributor of generic pharmaceuticals, over-the-counter medications and related products to retail, institutional and alternate care customers

•
Expanded the company’s integrated suite of services and strengthened its position in the post-acute space with the acquisitions of OutcomesMTM, which delivers personalized medication therapy management services, and naviHealth, a partner to health plans, health systems, physicians and post-acute providers and a leading convener for health systems in the Centers for Medicare and Medicaid Services’ Bundled Payments for Care Improvement initiative

•
Introduced the Hospital Quality at Home™ brand, a new line of hospital-quality products available in the retail setting to help loved ones and caregivers of patients who are transitioning care from the hospital to home

•
Elected Nancy Killefer, retired senior partner of the Public Sector Practice of McKinsey & Company Inc. and former assistant secretary for Management, chief financial officer and chief operating officer of the United States Department of the Treasury, to the board of directors

•
Donated nearly $1 million via the Cardinal Health Foundation's E3 program to help non-profit health care institutions improve the effectiveness, efficiency and excellence of patient care and more than $1 million to 10 universities through the company’s nationwide pharmacy scholarship program

CONFERENCE CALL
Cardinal Health will host a webcast and conference call today at 8:30 a.m. Eastern to discuss first-quarter results. To access the call and corresponding slide presentation, go to ir.cardinalhealth.com. Alternatively, participants can call 913.312.1411 and use passcode 727112.
There is no pre-registration for the call. Participants are advised to dial into the call at least 10 minutes prior to the start time.
Presentation slides and an audio replay will be archived on the Cardinal Health website after the conclusion of the meeting. The audio replay will also be available until Nov. 9 by dialing 719.457.0820 and using passcode 727112.
UPCOMING EVENTS
Cardinal Health will be holding its Annual Shareholder Meeting at 8 a.m. on Wednesday, Nov. 4. In addition, the company will host an invitation-only Investor Event on Nov. 19. Both events will be live-webcast, with replays available, at ir.cardinalhealth.com/events-and-presentations/.
About Cardinal Health
Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a $103 billion health care services company that improves the cost-effectiveness of health care. Cardinal Health helps pharmacies, hospitals, ambulatory surgery centers, clinical laboratories and physician offices focus on patient care while reducing costs, enhancing efficiency and improving quality. Cardinal Health is an essential link in the health care supply chain, providing pharmaceuticals and medical products and services to more than 100,000 locations each day and is also the industry-leading direct-to-home medical supplies distributor. The company is a leading manufacturer of medical and surgical products, including gloves, surgical apparel and fluid management products. In addition, the company operates the nation's largest network of radiopharmacies that dispense products to aid in the early diagnosis and treatment of disease. Ranked #26 on the Fortune 500, Cardinal Health employs more than 36,000 people worldwide. More information about the company may be found at www.cardinalhealth.com and @CardinalHealth on Twitter.

[1]
See the attached tables for definitions of the non-GAAP financial measures presented in this news release and reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive e-mail alerts when the company posts news releases, SEC filings and certain other information on its website.
Cautions Concerning Forward-Looking Statements
This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and expense accruals. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated

Cardinal Health

or implied. These risks and uncertainties include competitive pressures in Cardinal Health's various lines of business; the ability to continue to achieve and maintain the benefits from the generic sourcing venture with CVS Health; the ability to achieve and maintain the benefits from the acquisitions of Cordis and The Harvard Drug Group; the frequency or rate of pharmaceutical price appreciation or deflation and the timing of generic and branded pharmaceutical introductions; the risk of non-renewal or a default under one or more key customer or supplier arrangements or changes to the terms of or level of purchases under those arrangements; uncertainties due to government health care reform, including federal health care reform legislation; changes in the distribution patterns or reimbursement rates for health care products and services; the effects of any investigation or action by any regulatory authority; and changes in the cost of commodities such as oil-based resins, cotton, latex and diesel fuel. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This news release reflects management's views as of Nov. 2, 2015. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	First Quarter
(in millions, except per common share amounts)	2016	2015	% Change
Revenue	$28,055	$24,070	17%
Cost of products sold	26,476	22,729	16%
Gross margin	1,579	1,341	18%

Operating expenses:
Distribution, selling, general, and administrative expenses	842	775	9%
Restructuring and employee severance	12	19	N.M.
Amortization and other acquisition-related costs	105	53	N.M.
Litigation (recoveries)/charges, net	—	28	N.M.
Operating earnings	620	466	33%

Other (income)/expense, net	8	(3)	N.M.
Interest expense, net	44	34	32%
Earnings before income taxes	568	435	31%

Provision for income taxes	184	169	9%
Net earnings	384	266	44%

Less: Net earnings attributable to noncontrolling interests	(1)	—	N.M.
Net earnings attributable to Cardinal Health, Inc.	$383	$266	44%

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$1.17	$0.79	48%
Diluted	1.15	0.78	47%

Weighted-average number of common shares outstanding:
Basic	328	336
Diluted	331	340

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(in millions)	September 30, 2015	June 30, 2015
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$2,974	$4,616
Trade receivables, net	6,996	6,523
Inventories, net	9,758	9,211
Prepaid expenses and other	1,490	1,402
Total current assets	21,218	21,752

Property and equipment, net	1,546	1,506
Goodwill and other intangibles, net	7,564	6,018
Other assets	894	866
Total assets	$31,222	$30,142

Liabilities, Redeemable Noncontrolling Interests, and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,868	$14,368
Current portion of long-term obligations and other short-term borrowings	319	281
Other accrued liabilities	2,595	2,594
Total current liabilities	17,782	17,243

Long-term obligations, less current portion	5,231	5,211
Deferred income taxes and other liabilities	1,563	1,432

Redeemable noncontrolling interests	119	—

Total Cardinal Health, Inc. shareholders' equity	6,505	6,256
Noncontrolling interests	22	—
Total shareholders’ equity	6,527	6,256
Total liabilities, redeemable noncontrolling interests, and shareholders’ equity	$31,222	$30,142

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	First Quarter
(in millions)	2016	2015
Cash flows from operating activities:
Net earnings	$384	$266

Adjustments to reconcile net earnings to net cash provided by/(used in) operating activities:
Depreciation and amortization	137	108
Gain on sale of other investments	—	(5)
Share-based compensation	30	25
Provision for bad debts	17	12
Change in fair value of contingent consideration obligation	(1)	—
Change in operating assets and liabilities, net of effects from acquisitions:
Increase in trade receivables	(348)	(291)
Decrease/(increase) in inventories	(495)	199
Increase/(decrease) in accounts payable	425	(157)
Other accrued liabilities and operating items, net	(201)	(96)
Net cash provided by/(used in) operating activities	(52)	61

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(1,399)	(61)
Additions to property and equipment	(83)	(36)
Purchase of available-for-sale securities and other investments	(26)	(75)
Proceeds from sale of available-for-sale securities and other investments	25	91
Proceeds from maturities of available-for-sale securities and held-to-maturity securities	5	—
Net cash used in investing activities	(1,478)	(81)

Cash flows from financing activities:
Payment of contingent consideration obligation	(23)	—
Net change in short-term borrowings	36	40
Reduction of long-term obligations	(4)	—
Net proceeds/(tax withholdings) from share-based compensation	(21)	25
Tax proceeds from share-based compensation	31	38
Dividends on common shares	(131)	(119)
Purchase of treasury shares	—	(360)
Net cash used in financing activities	(112)	(376)

Net decrease in cash and equivalents	(1,642)	(396)
Cash and equivalents at beginning of period	4,616	2,865
Cash and equivalents at end of period	$2,974	$2,469

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Total Company Business Analysis

			Non-GAAP
	First Quarter		First Quarter
(in millions)	2016	2015	2016	2015
Revenue
Amount	$28,055	$24,070
Growth rate	17%	(2)%

Operating earnings
Amount	$620	$466	$737	$566
Growth rate	33%	(1)%	30%	6%

Net earnings attributable to Cardinal Health, Inc.
Amount	$383	$266	$458	$340
Growth rate	44%	(22)%	35%	(10)%

Return on equity	24.0%	16.8%	28.7%	21.5%

Effective tax rate	32.3%	38.9%	32.9%	36.5%

Debt to total capital	46%	39%
Net debt to capital			28%	20%
Refer to the GAAP/Non-GAAP reconciliation for definitions and calculations supporting the Non-GAAP balances.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
Segment Business Analysis

	First Quarter			First Quarter
(in millions)	2016	2015	(in millions)	2016	2015
Pharmaceutical			Medical

Revenue			Revenue
Amount	$25,140	$21,209	Amount	$2,919	$2,852
Growth rate	19%	(3)%	Growth rate	2%	5%

Segment profit			Segment profit
Amount	$657	$451	Amount	$101	$113
Growth rate	46%	4%	Growth rate	(11)%	6%
Segment profit margin	2.62%	2.13%	Segment profit margin	3.45%	3.97%
Refer to definitions for an explanation of calculations.
Total consolidated revenue for the three months ended September 30, 2015 was $28,055 million, which included total segment revenue of $28,059 million and Corporate revenue of $(4) million. Total consolidated revenue for the three months ended September 30, 2014 was $24,070 million, which included total segment revenue of $24,061 million and Corporate revenue of $9 million. Corporate revenue consists primarily of elimination of inter-segment revenue and other revenue not allocated to the segments.
Total consolidated operating earnings for the three months ended September 30, 2015 were $620 million, which included total segment profit of $758 million and Corporate costs of $(138) million. Total consolidated operating earnings for the three months ended September 30, 2014 were $466 million, which included total segment profit of $564 million and Corporate costs of $(98) million. Corporate includes, among other things, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net, LIFO charges/(credits), and certain investment spending that are not allocated to the segments.

Schedule 6
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation

	First Quarter 2016
						Net Earnings		Diluted EPS
		Operating		Provision	Net Earnings	attributable	Diluted EPS	attributable
		Earnings		for	attributable	to Cardinal	attributable	to Cardinal
(in millions, except per common share amounts)	Operating	Growth	Earnings Before	Income	to Cardinal	Health, Inc.	to Cardinal	Health, Inc.
	Earnings	Rate	Income Taxes	Taxes	Health, Inc.	Growth Rate	Health, Inc.	Growth Rate
GAAP	$620	33%	$568	$184	$383	44%	$1.15	47%
Restructuring and employee severance	12		12	5	7		0.02
Amortization and other acquisition-related costs	105		105	37	68		0.21
Impairments and (gain)/loss on disposal of assets	—		—	—	—		—
Litigation (recoveries)/charges, net	—		—	—	—		—
LIFO charges/(credits)	—		—	—	—		—
Loss on extinguishment of debt	—		—	—	—		—
Non-GAAP	$737	30%	$685	$226	$458	35%	$1.38	38%

	First Quarter 2015
GAAP	$466	(1)%	$435	$169	$266	(22)%	$0.78	(21)%
Restructuring and employee severance	19		19	7	12		0.04
Amortization and other acquisition-related costs	53		53	19	34		0.10
Impairments and (gain)/loss on disposal of assets	—		—	—	—		—
Litigation (recoveries)/charges, net	28		28	—	28		0.08
LIFO charges/(credits)	—		—	—	—		—
Loss on extinguishment of debt	—		—	—	—		—
Non-GAAP	$566	6%	$535	$195	$340	(10)%	$1.00	(9)%
The sum of the components may not equal the total due to rounding.
We apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 7
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation

	First Quarter
(in millions)	2016		2015
GAAP return on equity	24.0%		16.8%

Non-GAAP return on equity
Net earnings attributable to Cardinal Health, Inc.	$383		$266
Restructuring and employee severance, net of tax	7		12
Amortization and other acquisition-related costs, net of tax	68		34
Litigation (recoveries)/charges, net, net of tax	—		28
Adjusted net earnings attributable to Cardinal Health, Inc.	$458		$340
Annualized	$1,832		$1,360

	First	Fourth	First	Fourth
	Quarter	Quarter	Quarter	Quarter
	2016	2015	2015	2014
Total Cardinal Health, Inc. shareholders' equity	$6,505	$6,256	$6,256	$6,401
Divided by average Cardinal Health, Inc. shareholders' equity	$6,380		$6,328
Non-GAAP return on equity	28.7%		21.5%
We apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 8
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation

	First Quarter
(in millions)	2016	2015
GAAP effective tax rate	32.3%	38.9%

Non-GAAP effective tax rate
Earnings before income taxes	$568	$435
Restructuring and employee severance	12	19
Amortization and other acquisition-related costs	105	53
Litigation (recoveries)/charges, net	—	28
Adjusted earnings before income taxes	$685	$535

Provision for income taxes	$184	$169
Restructuring and employee severance tax benefit	5	7
Amortization and other acquisition-related costs tax benefit	37	19
Litigation (recoveries)/charges, net tax benefit	—	—
Adjusted provision for income taxes	$226	$195

Non-GAAP effective tax rate	32.9%	36.5%

	First Quarter
	2016	2015
Debt to total capital	46%	39%

Net debt to capital
Current portion of long-term obligations and other short-term borrowings	$319	$843
Long-term obligations, less current portion	5,231	3,164
Debt	$5,550	$4,007
Cash and equivalents	(2,974)	(2,469)
Net debt	$2,576	$1,538
Total Cardinal Health, Inc. shareholders' equity	6,505	6,256
Capital	$9,081	$7,794
Net debt to capital	28%	20%
The sum of the components may not equal the total due to rounding.
We apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.
Forward-Looking Non-GAAP Financial Measures
We present non-GAAP net earnings attributable to Cardinal Health, Inc. and non-GAAP effective tax rate (and presentations derived from these financial measures, including per share calculations) on a forward-looking basis. The most directly comparable forward-looking GAAP measures are net earnings attributable to Cardinal Health, Inc. and effective tax rate. We are unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measures because we cannot reliably forecast restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net, LIFO charges/(credits), and loss on extinguishment of debt, which are difficult to predict and estimate and are primarily dependent on future events. Please note that the unavailable reconciling items could significantly impact our future financial results.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (i) management does not believe reflect Cardinal Health, Inc.'s (the "Company") core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.
Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.
The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.
Definitions
Debt: long-term obligations plus short-term borrowings.
Debt to Total Capital: debt divided by (debt plus total Cardinal Health, Inc. shareholders’ equity).
Net Debt: a Non-GAAP measure defined as debt minus (cash and equivalents).
Net Debt to Capital: a Non-GAAP measure defined as net debt divided by (net debt plus total Cardinal Health, Inc. shareholders’ equity).
Non-GAAP Diluted EPS attributable to Cardinal Health, Inc. or "Non-GAAP Diluted EPS": non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.
Non-GAAP Effective Tax Rate: (provision for income taxes adjusted for (1) restructuring and employee severance1, (2) amortization and other acquisition-related costs2, (3) impairments and (gain)/loss on disposal of assets3, (4) litigation (recoveries)/charges, net4, (5) LIFO charges/(credits)5, and (6) loss on extinguishment of debt6) divided by (earnings before income taxes adjusted for the same six items).
Non-GAAP Net Earnings attributable to Cardinal Health, Inc. or "Non-GAAP Net Earnings": net earnings attributable to Cardinal Health, Inc. excluding (1) restructuring and employee severance, (2) amortization and other acquisition-related costs, (3) impairments and (gain)/loss on disposal of assets, (4) litigation (recoveries)/charges, net, (5) LIFO charges/(credits), and (6) loss on extinguishment of debt, each net of tax.
Non-GAAP Operating Earnings: operating earnings excluding (1) restructuring and employee severance, (2) amortization and other acquisition-related costs, (3) impairments and (gain)/loss on disposal of assets, (4) litigation (recoveries)/charges, net, and (5) LIFO charges/(credits).
Non-GAAP Return on Equity: (annualized current period net earnings attributable to Cardinal Health, Inc. excluding (1) restructuring and employee severance, (2) amortization and other acquisition-related costs, (3) impairments and (gain)/loss on disposal of assets, (4) litigation (recoveries)/charges, net, (5) LIFO charges/(credits), and (6) loss on extinguishment of debt, each net of tax) divided by average Cardinal Health, Inc. shareholders’ equity.
Return on Equity: annualized current period net earnings attributable to Cardinal Health, Inc. divided by average Cardinal Health, Inc. shareholders’ equity.
Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general, and administrative expenses).
Segment Profit Margin: segment profit divided by segment revenue.

[1]
Programs by which the Company fundamentally changes its operations such as closing and consolidating facilities, moving manufacturing of a product to another location, production or business process sourcing, employee severance (including rationalizing headcount or other significant changes in personnel), and realigning operations (including realignment of the management structure of a business unit in response to changing market conditions).

[2]	Costs that consist primarily of amortization of acquisition-related intangibles assets, transaction costs, integration costs, and changes in the fair value of contingent consideration obligations.

[3]
Asset impairments and (gains)/losses from the disposal of assets not eligible to be classified as discontinued operations are classified within impairments and (gain)/loss on disposal of assets within the condensed consolidated statements of earnings.

[4]	Loss contingencies related to litigation and regulatory matters and income from favorable resolution of legal matters.

[5]
The inventories of the Company's core pharmaceutical distribution facilities in the Pharmaceutical segment are valued at the lower of cost, using the LIFO method, or market. These charges or credits are included in cost of products sold, and represent changes in the Company's LIFO inventory reserve.

[6]	Charges related to the make-whole premium on the redemption of notes.